October 27, 2022

Azzad Funds

3141 Fairview Park Drive

Suite 355

Falls Church, VA 22042

Re:

Azzad Funds, File Nos. 333-20177 and 811-08021

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 13 to the Azzad Funds Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 47 to the Registration Statement (the “Amendment”).  We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP

Thompson Hine LLP